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                                                                    Exhibit 23.2


                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Orbital Sciences Corporation:

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-47789, 33-84296, 33-62277, 33-64517) of Orbital Sciences
Corporation of our report dated January 31, 1997, relating to the balance sheets of ORBCOMM Global, L.P. (a development stage enterprise) as of December 31, 1996 and 1995, and the related statements of income and expenses, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1996, and for the period from June 30, 1993 (inception) to December 31, 1996, which report appears in the annual report on Form 10-K/A of Orbital Sciences Corporation for the fiscal year ended December 31, 1996.

                                        KPMG Peat Marwick LLP




Washington, D.C.
April 8, 1997